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EXHIBIT 3.3
                         IMAGE GUIDED TECHNOLOGIES, INC.

                              ARTICLES OF AMENDMENT
                                       TO
                 RESTATED AND AMENDED ARTICLES OF INCORPORATION



     FIRST: That the name of the Corporation is Image Guided Technologies, Inc.

     SECOND: That the text of the Amendment to the Restated and Amended Articles of Incorporation of the Corporation determining the designations, preferences, limitations and relative rights of the Series B Preferred Stock is set forth on Exhibit A attached hereto and is incorporated herein by reference.

     THIRD: That the Amendment was adopted on May 31, 2000.

     FOURTH: That the Amendment was duly adopted by the Board of Directors of the Corporation and that shareholder action was not required.

     IN WITNESS WHEREOF, said Image Guided Technologies, Inc. has caused these Articles of Amendment to be duly executed this 1st day of June, 2000.


                                       Image Guided Technologies, Inc.

                                       By:  /s/
                                          -------------------------
                                          Paul L. Ray, Chairman

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                                                                       EXHIBIT A

                            SERIES B PREFERRED STOCK


     Image Guided Technologies, Inc., a Colorado corporation (the
"Corporation"), shall have the authority to issue 383,142 shares of Series B Preferred Stock. A statement of the preferences, limitations and relative rights of the Series B Preferred Stock is as follows:

     1.   DIVIDENDS

     The holders of the outstanding Series B Preferred Stock shall not be entitled to receive any preferential dividends vis-a-vis the holders of the outstanding Common Stock but instead shall have the same rights to dividends as the holders of the outstanding Common Stock. When, as and if a dividend is declared on the Common Stock, then each holder of Series B Preferred Stock shall be entitled to receive a dividend equal to that dividend that would be received by a holder of the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock would be convertible, pursuant to Sections 3 and 4 below, immediately after the close of business on the record date fixed for such dividend. This Section 1 shall not apply to, and the holders of Series B Preferred Stock shall have no rights under this Section 1 to, dividends in Common Stock, Options (as hereafter defined) or Convertible Securities (as hereafter defined) of the Corporation.

     2.   LIQUIDATION PREFERENCE

     (a) BASIC PREFERENCE RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (a "Liquidation"):

               (1) PAYMENTS TO HOLDERS OF SERIES B PREFERRED STOCK. Each holder of shares of Series B Preferred Stock then outstanding shall be entitled to receive an amount equal to $0.783 for each share of Series B Preferred Stock, before any payment shall be made in respect of the Corporation's Common Stock.

               (2) PAYMENTS TO HOLDERS OF COMMON STOCK. After payment has been made to the holders of the Series B Preferred Stock of the full amounts to which they are entitled under Section 2(a)(1) above, the holders of Common Stock then outstanding shall be entitled to receive, distributed on a pro rata basis, an amount equal to $0.783 per share.

               (3) SHOULD ASSETS EXCEED PAYMENTS. After payment has been made to the holders of Series B Preferred Stock and of Common Stock of the full amounts to which they are entitled under Section 2(a)(1) and (2) above, the remaining assets of the Corporation available for distribution to shareholders shall be distributed pro rata among all of the Corporation's shareholders. For purposes of this Section

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          2(a)(3), holders of Series B Preferred Stock shall share in this distribution in proportion to the number of shares of Common Stock they would hold had full conversion of their Series B Preferred Stock occurred immediately prior to Liquidation, according to the provisions of Sections 3 and 4 below.

               (4) SHOULD ASSETS BE INSUFFICIENT. If upon a Liquidation the assets of the Corporation available for distribution to its shareholders shall be insufficient to make full payments due under
          Section 2(a)(1) above, then the holders of the Series B Preferred Stock then outstanding shall share ratably in any distribution according to the respective amounts which would be payable in respect of the shares held by them if all amounts payable on their shares pursuant to Section 2(a)(1) above were paid in full. If upon a Liquidation the assets of the Corporation available for distribution are adequate to make full payment due under Section 2(a)(1) but insufficient to make full payment due under Section 2(a)(2), then the holders of Common Stock shall share ratably according to the respective amounts which would be payable in respect of the shares held by them if all amounts payable on their shares pursuant to
          Section 2(a)(2) above were paid in full.

               (5) SOURCE OF LIQUIDATION PAYMENT. The holders of stock shall be paid under this Section 2(a) out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings.

               (6) MERGER OR ACQUISITION. The Corporation shall not effect a merger, reorganization, or consolidation of the Corporation into or with another corporation (other than a merger of the Corporation with a wholly owned subsidiary of Stryker Corporation) or the sale or transfer of all or substantially all of the assets of the Corporation until the Corporation shall have provided notice to all holders of Series B Preferred Stock pursuant to Section 2(b) below. Unless otherwise agreed to by the holders of a majority of the Series B Preferred Stock which is then outstanding, a merger, consolidation, reorganization or sale of all or substantially all of the Corporation's assets (other than a merger of the Corporation with a wholly owned subsidiary of Stryker Corporation) shall be deemed to be a Liquidation.

     (b) NOTICE. In the event of any Liquidation of the Corporation, or in the event of any merger, reorganization, or consolidation of the Corporation into or with another corporation (other than a merger of the Corporation with a wholly owned subsidiary of Stryker Corporation), or the sale or transfer of all or substantially all of the assets of the Corporation, the Corporation shall give each holder of Series B Preferred Stock initial written notice of the proposed action within twenty (20) days after the date the Board of Directors approves such action, or twenty (20) days prior to any shareholders' meeting called to approve such action, or twenty (20) days after the commencement of any involuntary proceeding, whichever is earliest.

               (1) CONTENT OF NOTICE. Such initial written notice shall describe the material terms and conditions of the proposed action, including a description of the stock, cash, and property to be received by the holders of Series B Preferred Stock upon consummation of the proposed action. If any material change in the facts set

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          forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Series B Preferred Stock of that material change.

               (2) NOTICE PRECEDES CONSUMMATION. The Corporation shall not consummate any Liquidation of the Corporation before the expiration of twenty (20) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later. But any such 20-day or 10-day period may be shortened upon the written consent of the holders of a majority of the Series B Preferred Stock then outstanding.

     (c) NON-CASH DISTRIBUTIONS ON LIQUIDATION. In the event of any Liquidation of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage a competent independent appraiser to determine the value of the assets to be distributed. With respect to the valuation of securities, the Corporation shall engage such appraiser as shall be approved by the holders of a majority of the Series B Preferred Stock then outstanding. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series B Preferred Stock of the appraiser's valuation.

     3.   CONVERSION

     (a)  CONVERSION RIGHTS.

               (1) OPTIONAL CONVERSION. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the earliest of December 31, 2000, the date that a notice is mailed to the holders of record of outstanding Series B Preferred Stock to be redeemed pursuant to Section 6 hereof or the date that a notice is mailed to the holders of record of outstanding Series B Preferred Stock pursuant to Section 8 hereof, into fully paid and non-assessable shares of Common Stock of the Corporation at the then applicable Conversion Formula (as described below).

               (2) CONVERSION FORMULA. Each share of Series B Preferred Stock shall be valued at $0.783 (the "Original Purchase Price") for purposes of such optional conversion. The number of shares of Common Stock into which each share of the Series B Preferred Stock may be converted (the "Conversion Formula") shall be determined by dividing the Original Purchase Price by the Conversion Price (as determined as provided below) in effect at the time of the conversion.

     (b) INITIAL CONVERSION PRICE. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of any shares of Series B Preferred Stock (the "Conversion Price") shall be equal to the Original Purchase Price, subject to adjustment as provided in Section 4 below.

     (c)  MECHANICS OF CONVERSION.

               (1) OPTIONAL CONVERSION. Before any holder of Series B Preferred Stock will be entitled to convert the same into shares of Common Stock pursuant to Section 3(a)(1) hereof, such holder shall surrender the certificate or certificates

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          therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and will state therein the name or names in which the certificate or certificates for shares of Common Stock should be issued. The Corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder of Series B Preferred Stock or to the holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder will be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted (the "Conversion Date"), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holder of such shares of Common Stock on such Conversion Date.

               (2) NEW CERTIFICATES. Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver upon the written order of the holder at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

     (d) NO FRACTIONAL SHARES. The Corporation shall not issue fractional shares of Common Stock or scrip upon conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon their conversion shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Conversion Price in effect on the business day next preceding the day of conversion.

     (e) TAXES INCIDENT TO CONVERSION. The Corporation shall pay any and all issue taxes and other taxes (excluding income taxes) that may be payable in respect to any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock. The Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series B Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (f) SUFFICIENT RESERVES OF STOCK. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series B Preferred Stock from time to time outstanding.

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     (g)  VALID ISSUE FOR CONVERSION. All shares of Common Stock that may be issued upon conversion of the shares of Series B Preferred Stock shall, upon issuance by the Corporation, be validly issued, fully paid, non-assessable and free from all taxes, liens and charges with respect to their issuance.

     (h) CANCELLATION OF SERIES B PREFERRED STOCK ON CONVERSION. All certificates of the Series B Preferred Stock surrendered for conversion shall be appropriately cancelled on the books of the Corporation, and the shares so converted represented by such certificate shall be deemed to be cancelled and no longer authorized or available for issuance by the Corporation.

     4.   ADJUSTMENT OF CONVERSION PRICE

     (a) ANTI-DILUTION ADJUSTMENT. The Conversion Price in effect at any time shall be adjusted from time to time as provided in this Section 4.

     (b) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in paragraph 4(d) hereof, if and whenever the Corporation shall issue or sell, or is in accordance with subparagraphs 4(b)(i) through 4(b)(vii) deemed to have issued or sold, any shares of its Common stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Conversion Price shall be reduced to the price (calculated to the nearest tenth of a cent) determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series B Preferred Stock) multiplied by the then existing Conversion Price, and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series B Preferred Stock).

     No adjustment of the Conversion Price, however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more.

     For purposes of this paragraph 4(b), the following subparagraphs 4(b)(i) to 4(b)(vii) shall also be applicable:

          (i) ISSUANCE OF RIGHTS OR OPTIONS. In case the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options, or the right to convert or exchange any such Convertible Securities, are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as

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     consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 4(b)(iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

          (ii) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (A) except as otherwise provided in subparagraph 4(b)(iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this paragraph 4(b), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

          (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph 4(b)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 4(b)(i) or 4(b)(ii), or the rate at which any Convertible Securities referred to in subparagraph 4(b)(i) or 4(b)(ii) are convertible into or exchangeable for Common Stock shall change at any time

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     (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 4(b)(i) or the rate at which any Convertible Securities referred to in subparagraph 4(b)(i) or 4(b)(ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

          (iv) STOCK DIVIDENDS. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration (i.e., at a price of zero).

          (v) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together compromising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration (I.E., at a price of zero).

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          (vi) RECORD DATE. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (vii) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this paragraph 4(b).

     (c) SUBDIVISION OR COMBINATION OF STOCK. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (d) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of (i) the issuance by the Corporation of shares of Common Stock upon conversion of the Series B Preferred Stock, (ii) the issuance by the Corporation of shares of Common Stock upon exercise of any options or warrants that were outstanding prior to the date of issuance of the Series B Preferred Stock or (iii) the grant of options to purchase Common Stock, and the issuance by the Corporation of Common Stock on exercise of such options, to officers, employees, directors and consultants of the Corporation or any subsidiary pursuant to any stock option plans of the Corporation, whether now existing or hereafter arising.

     5.   REORGANIZATION, RECLASSIFICATION, AND SALE OF ASSETS

     Except with respect to a merger of the Corporation with a wholly owned subsidiary of Stryker Corporation, if any capital reorganization or reclassification of the capital stock of the Corporation, including any such reorganization or reclassification in connection with any merger, consolidation, or transfer of substantially all of the assets of the Corporation, shall not be deemed to be a Liquidation pursuant to Section 2 hereof, and if it shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or assets with respect to or in exchange for Common Stock, then the following shall be an express condition of such reorganization or reclassification.

     (a) Lawful and adequate provisions in a form satisfactory to the holders of a majority of the Series B Preferred Stock, shall be made, whereby each holder of shares of Series B Preferred Stock shall thereafter have the right to receive, upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares of Series B Preferred Stock, such shares of stock,

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securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place.

     (b) Moreover, in any such case, appropriate provision shall be made with respect to the rights and interests of each such holder of Series B Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving Corporation are issuable to holders of the Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

     (c) The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, or sale unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument, in a form satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding the obligation to deliver to such holder such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive. Such written instrument shall be promptly mailed or delivered to each holder of shares of Series B Preferred Stock at the last address of such holder appearing on the books of the Corporation. In the event of a merger of the Corporation with a wholly owned subsidiary of Stryker Corporation, the Series B Preferred Stock shall be cancelled and all rights with respect to such shares shall cease and terminate.

     6.   OPTIONAL REDEMPTION

     (a) The Series B Preferred Stock may be redeemed by the Corporation at its option, at any time, in whole or in part, at the redemption price of $0.783 per share.

     (b) The Corporation shall effect any redemption of Series B Preferred Stock by giving at least twenty (20) days written notice to the holders of record of the Series B Preferred Stock to be redeemed, such notice to contain the date fixed for redemption and the place of surrender and payment. On or after the date fixed for redemption, such holder of Series B Preferred Stock called for redemption shall surrender to the Corporation his certificates evidencing the shares to be redeemed at the place designated in such notice, and shall thereupon be entitled to receive payment of the redemption price for the shares redeemed. Notwithstanding that the certificates evidencing any Series B Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after such date cease and terminate except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor.

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     7.   CERTIFICATE AS TO ADJUSTMENTS

     (a) Upon the occurrence of each adjustment of the Conversion Price pursuant to Section 4, the Corporation at its expense shall promptly compute such adjustment and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, and

     (b) Upon the written request at any time of any holder of Series B Preferred Stock, the Corporation shall furnish to such holder a like certificate setting forth (i) such adjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock which at the time would be received upon the conversion of the Series B Preferred Stock.

     8.   NOTICE OF RECORD DATES

     In the event:

     (a) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

     (b) that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

     (c) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation, or merger of the Corporation with or into another corporation (other than a merger of the Corporation with a wholly owned subsidiary of Stryker Corporation) or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

     (d) of the voluntary or involuntary dissolution, liquidation, or winding up of the Corporation;

then, the Corporation shall cause to be mailed to the holders of record of the outstanding Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice stating the date on which that record is to be taken or that event is to take place. The notice shall also specify the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation, or winding up.

     9.   FORM OF NOTICES

     Any notice required to be given pursuant to the terms hereof to the holders of shares of Series B Preferred Stock shall be deemed given if hand delivered, delivered by courier, or deposited in the United States mail, postage prepaid, addressed to each holder of record at such holder's address appearing on the books of the Corporation.

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

     10.  VOTING

     The shares of Series B Preferred Stock shall be voted equally with the shares of the Corporation's Common stock at any annual or special meeting of shareholders of the Corporation, or may act by written consent on the same basis, with respect to all matters which come before the shareholders. Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of the Corporation's Common Stock into which such holder's shares of Series B Preferred Stock are convertible, pursuant to Sections 3 and 4 above, immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. Notwithstanding the foregoing, the holders of shares of Series B Preferred Stock shall not be entitled to vote on a merger of the Corporation with a wholly owned subsidiary of Stryker Corporation.

     11.  AMENDMENTS AND CHANGES

     As long as any of the Series B Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the Series B Preferred Stock then outstanding:

     (a) Amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation (including the terms of the Series B Preferred Stock set forth herein) which would increase the authorized number of shares of Series B Preferred Stock or which would alter or change the preferences, limitations or relative rights of the Series B Preferred Stock;

     (b) Authorize or issue shares of any class of stock or any bonds, debentures, notes, or other obligations convertible into or exchangeable for or having options or rights to purchase any shares of stock of the Corporation having any preference or priority, as to dividends, assets or otherwise, on a parity with or superior to any preferences or priority of the Series B Preferred Stock;

     (c) Reclassify any outstanding shares into shares having any preference or priority as to dividends, assets or otherwise superior to or on a parity with any such preference or priority of Series B Preferred Stock; or

     (d)  Amend this Section 10 of this Amendment.

Nothing in this Section 10 shall require the approval of the holders of the Series B Preferred Stock to increase the authorized shares of Common Stock, to issue additional shares of Common Stock, to issue any bonds, debentures, notes, other obligations convertible into or exchangeable for or having options or rights to purchase any shares of Common Stock, to issue any options or rights to purchase any shares of Common Stock, to reclassify any outstanding shares into shares of Common Stock, or to issue the 383,142 shares of Series B Preferred Stock. The terms of the Series B Preferred Stock set forth herein can be amended, subject to the terms of this Section 10, in accordance with the procedures and requirements for amendments set forth in the Colorado Business Corporation Act.

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